Exhibit 99.1

RELM Receives Approximately $1.3 Million in Orders
For APCO Project 25 Digital Radios

WEST MELBOURNE, FL, June 21, 2005 - RELM Wireless Corporation (OTC Bulletin Board: RELM - News) today announced it received orders totaling approximately $1.3 million from several federal government agencies.  These orders are for BK Radio-brand digital radio products compliant with the APCO Project 25 (P25) technical standard.  Deliveries are scheduled for the second quarter 2005.

The P25 public safety technical standard is driving accelerated growth for land mobile radio (LMR) equipment as government and public safety radio users nationwide increasingly migrate to compliant digital radio equipment, according to RELM President and CEO David Storey.  A primary requirement of P25 is interoperability among compliant equipment, regardless of the manufacturer, which is key for public safety and homeland security applications. RELM is one of only a few manufacturers whose products presently meet the demanding P25 specifications.

"BK Radio P25 digital radio products offer exceptional performance in critical areas such as battery life, audio clarity and rugged durability, all at a lower cost than comparable equipment," Storey observed.  "Faced with limited funding, an increasing number of government and public safety users are embracing the extraordinary value of our P25 solution.  We are looking forward to building our momentum with additional new P25 products and capabilities in the coming months," Storey concluded.

For nearly six decades, RELM Wireless Corp. has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications, including disaster recovery.  Revolutionary advances include new low-cost digital portable two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under BK Radio, RELM/BK and RELM. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at http://www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act Of 1995.  These forward-looking statements concern the Company's operations, economic performance and financial condition and are based largely on the Company's beliefs and expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors and risks include, among others, the following: reliance on overseas manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company's personnel; and the availability, terms and deployment of capital.  Certain of these factors and risks, as well as other risks and uncertainties are stated in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 2004 and in the Company's subsequent filings with the SEC.  These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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Source: RELM Wireless Corporation